                                                                    EXHIBIT 12.1

                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                              ----------------------------------------------------------------------------------
                                                   NINE MONTHS ENDED                             YEAR ENDED
                                                     SEPTEMBER 30,                               DECEMBER 31,
                                              ---------------------------   ----------------------------------------------------
                                                    1997           1998         1993      1994      1995      1996      1997
                                                -----------    ------------   --------  --------  --------  --------  --------
                                                                                   (In thousands)
Ratio of earnings to fixed charges:

  Earnings (deficiency):

    Income (loss) from continuing
      operations before taxes                     $53,173        $ (4,209)    $18,812   $28,343   $38,081   $59,828   $60,278
                                                 ---------       ---------   --------- --------- --------- --------- ---------
  Fixed Charges:
    Interest charges                                  199           1,666         887     3,172     3,188     2,774       293
    Interest factor of operating rents              1,524           2,240         738       877     1,240     1,871     2,142
                                                 ---------       ---------   --------- --------- --------- --------- ---------
  Total fixed charges                               1,723           3,906       1,625     4,049     4,428     4,645     2,435
                                                 ---------       ---------   --------- --------- --------- --------- ---------
  Earnings (deficiency), as adjusted              $54,896        $   (303)    $20,437   $32,392   $42,509   $64,473   $62,713
                                                 =========       =========   ========= ========= ========= ========= =========
Ratio of earnings to fixed charges                  31.9x             N/A (1)   12.6x      8.0x      9.6x     13.9x     25.8x
                                                 =========       =========   ========= ========= ========= ========= =========
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(1) For the nine months ended September 30, 1998, there was a deficiency of earnings available to cover the fixed charges amounting to $4.2 million.
    Excluding the charge of $68.2 million for purchased in-process technology associated with the acquisition of Voicetek Corporation, the ratio of earnings to fixed charges for the nine months ended September 30, 1998 would have been 17.4x.